Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS FIRST QUARTER 2012 RESULTS

CHESTER, WV — May 9, 2012 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights and Subsequent Events

•                  Net revenue growth of 9.8%, including net revenue growth of 14.7% for Mountaineer Casino, Racetrack & Resort

•                  Record Adjusted EBITDA of $20.5 million

•                  Adjusted EBITDA margin of 19.0%, a 250 basis point increase from the prior-year quarter

•                  Scioto Downs received its conditional gaming license to install and operate video lottery terminals, and construction of the new facility is nearing completion

“We are very pleased with our first quarter 2012 results, which saw a second consecutive quarter of increasing revenue, record Adjusted EBITDA and improved Adjusted EBITDA margin, primarily due to our successful targeted marketing programs, further optimization of our cost structure, improving economic conditions in the region and favorable weather compared to last year,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “In addition, we are excited about nearing the completion of construction at our VLT gaming facility at Scioto Downs and we are looking forward to its anticipated opening in June.  Scioto Downs is shaping up to be a first-class facility and we firmly believe the new venue will have a significant beneficial impact on the Columbus, Ohio area as well as provide long-term value for our stockholders.”

For the first quarter of 2012, the Company’s total net revenues were $108.0 million, an increase of 9.8% compared to $98.3 million in the same period of 2011.  Adjusted EBITDA was $20.5 million, up 26.2% compared to $16.2 million in the first quarter of 2011.  The first quarter 2012 Adjusted EBITDA margin was 19.0% compared to 16.5% in the prior-year quarter.

The Company reported a net loss of $3.2 million for the quarter, or $0.11 per diluted share, compared to a net loss of $5.1 million, or $0.19 per diluted share, in the same period of 2011.  An increase in interest expense during the first quarter of 2012 (associated with the Company’s debt refinancing in the third quarter of 2011) was offset by the increase in operating income for the period.

Net revenues at Mountaineer Casino, Racetrack & Resort increased 14.7% to $59.0 million in the first quarter of 2012 compared to $51.4 million in the first quarter of 2011.  Revenues from slots were $46.3 million compared to $39.3 million in the same quarter of 2011, while table gaming at Mountaineer generated $7.4 million of revenues compared to $7.3 million in the prior-year period.  The property saw Adjusted EBITDA increase to $12.8 million from $9.3 million in the comparable quarter of 2011.  The Adjusted EBITDA margin at Mountaineer increased to 21.6% compared to 18.0% in the prior-year quarter.  The increase in net revenues and Adjusted EBITDA was attributable to targeted marketing programs and operating efficiencies at Mountaineer, as well as improving economic conditions and milder winter weather in the first quarter of 2012.

Net revenues at Presque Isle Downs & Casino increased 4.4% to $48.9 million during the first quarter of 2012 compared to $46.8 million during the first quarter of 2011.  Table gaming at Presque Isle Downs generated $5.8 million of revenues compared to $5.0 million in the prior-year period, while slot revenue increased by $1.3 million compared to the same quarter of 2011. The property generated Adjusted EBITDA of $10.8 million compared to $9.9 million in the same quarter of 2011, with the Adjusted EBITDA margin increasing to 22.2% compared to 21.2% in the prior-year period. The increase in net revenues and Adjusted EBITDA for the first quarter of 2012 was primarily attributable to the milder winter weather and operating efficiencies.

Corporate overhead costs decreased by 4% to $2.4 million during the first quarter of 2012 compared to $2.5 million in the prior-year period.

See attached tables, including a reconciliation of net income (loss), a GAAP financial measure, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

Balance Sheet and Liquidity

As of March 31, 2012, MTR had $52.9 million in cash and cash equivalents, $117.0 million of funds that are held for construction of the video lottery terminal gaming facility at Scioto Downs, and $552.3 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of Adjusted EBITDA divided by net revenues. Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and

Adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses Adjusted EBITDA and Adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or Adjusted EBITDA information may calculate EBITDA and/or Adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 10:00 a.m. EDT.  Interested parties may participate in the call by dialing (888) 708-5705.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #4050397).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Wednesday, May 16, 2012 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 4050397.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the success and growth of table gaming at Presque Isle Downs and Mountaineer and the successful implementation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer and Presque Isle Downs (including casino gaming and video lottery terminals in Ohio), the establishment of video lottery terminals at Scioto Downs, pending the receipt of required regulatory approval, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate (including the implementation of casino gaming in Cleveland and Columbus, Ohio and the implementation of video lottery terminals at racetracks in Ohio), changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.
www.mtrgaming.com
John W. Bittner, Jr.
Executive Vice President and Chief Financial Officer
(724) 933-8122
Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31
	2012	2011
	(unaudited)
Revenues:
Gaming	$100,141	$90,946
Pari-mutuel commissions	1,159	1,086
Food, beverage and lodging	7,874	7,153
Other	1,946	1,539
Total revenues	111,120	100,724
Less promotional allowances	(3,170)	(2,386)
Net revenues	107,950	98,338

Operating expenses:
Expenses of operating departments:
Gaming	62,126	57,001
Pari-mutuel commissions	1,564	1,790
Food, beverage and lodging	5,774	5,443
Other	1,345	1,255
Marketing and promotions	3,073	3,322
General and administrative	13,197	13,295
Project opening costs	259	—
Depreciation	6,238	7,073
(Gain) loss on the sale or disposal of property	(5)	1
Total operating expenses	93,571	89,180

Operating income	14,379	9,158

Other income (expense):
Interest income	80	8
Interest expense	(17,020)	(13,368)

Loss before income taxes	(2,561)	(4,202)
Provision for income taxes	(630)	(931)

Net loss	$(3,191)	$(5,133)

Net loss per share:
Basic	$(0.11)	$(0.19)
Diluted	$(0.11)	$(0.19)

Weighted average number of shares outstanding:
Basic	27,960,030	27,717,041
Diluted	27,960,030	27,717,041

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2012	2011

Net revenues:
Mountaineer Casino, Racetrack & Resort	$58,975	$51,411
Presque Isle Downs & Casino	48,876	46,815
Scioto Downs	78	91
Corporate	21	21
Consolidated net revenues	$107,950	$98,338

Adjusted EBITDA:
Mountaineer Casino, Racetrack & Resort	$12,760	$9,275
Presque Isle Downs & Casino	10,835	9,935
Scioto Downs	(732)	(482)
Corporate	(2,384)	(2,496)
Consolidated Adjusted EBITDA	$20,479	$16,232

The following tables set forth a reconciliation of net income (loss), a GAAP financial measure, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended
	March 31
	2012	2011

Adjusted EBITDA:

Mountaineer Casino, Racetrack & Resort:
Net income	$9,960	$6,148
Interest expense	—	10
Depreciation	2,805	3,116
(Gain) loss on the sale or disposal of property	(5)	1
Adjusted EBITDA	$12,760	$9,275
Net revenues	$58,975	$51,411
Adjusted EBITDA margin	21.6%	18.0%

Presque Isle Downs & Casino:
Net income	$7,146	$5,254
Interest (income) expense, net	(24)	4
Provision for income taxes	627	924
Other regulatory gaming assessments	(133)	—
Depreciation	3,219	3,753
Adjusted EBITDA	$10,835	$9,935
Net revenues	$48,876	$46,815
Adjusted EBITDA margin	22.2%	21.2%

Scioto Downs:
Net loss	$(705)	$(682)
(Capitalized interest) interest expense	(228)	8
Depreciation	201	192
Adjusted EBITDA	$(732)	$(482)

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2012	2011
Adjusted EBITDA (continued):

Corporate:
Net loss	$(19,592)	$(15,853)
Interest expense, net of interest income	17,192	13,338
Provision for income taxes	3	7
Depreciation	13	12
Adjusted EBITDA	$(2,384)	$(2,496)

Consolidated:
Net loss	$(3,191)	$(5,133)
Interest expense, net of interest income and capitalized interest	16,940	13,360
Provision for income taxes	630	931
Other regulatory gaming assessments	(133)	—
Depreciation	6,238	7,073
(Gain) loss on the sale or disposal of property	(5)	1
Adjusted EBITDA	$20,479	$16,232
Net revenues	$107,950	$98,338
Adjusted EBITDA margin	19.0%	16.5%

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31	December 31
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$52,872	$85,585
Restricted cash	2,209	1,146
Accounts receivable, net of allowance for doubtful accounts of $375 in 2012 and $383 in 2011	2,797	4,554
Amounts due from West Virginia Lottery Commission	—	122
Inventories	3,417	3,503
Deferred financing costs	1,641	1,622
Deferred income taxes	495	494
Prepaid expenses and other current assets	5,419	5,366
Total current assets	68,850	102,392

Property and equipment, net	321,415	299,579
Funds held for construction project	116,970	130,114
Other intangible assets	95,577	85,577
Deferred financing costs, net of current portion	9,639	9,919
Deposits and other	1,902	1,902
Non-operating real property	11,207	11,207
Assets of discontinued operations	181	181
Total assets	$625,741	$640,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,124	$1,461
Accounts payable - gaming taxes and assessments	4,619	8,854
Accrued payroll and payroll taxes	3,511	3,872
Accrued interest	10,908	27,072
Accrued income taxes	648	958
Other accrued liabilities	11,302	10,741
Construction project and equipment liabilities	8,639	3,732
Liabilities of discontinued operations	216	223
Total current liabilities	40,967	56,913

Long-term debt	552,288	548,933
Other regulatory gaming assessments	5,154	5,408
Long-term compensation	357	242
Deferred income taxes	11,675	11,048
Total liabilities	610,441	622,544

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	62,960	62,804
Accumulated deficit	(47,479)	(44,288)
Accumulated other comprehensive loss	(396)	(404)
Total stockholders’ equity of MTR Gaming Group, Inc.	15,085	18,112
Non-controlling interest of discontinued operations	215	215
Total stockholders’ equity	15,300	18,327
Total liabilities and stockholders’ equity	$625,741	$640,871

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